FOR IMMEDIATE RELEASE
OXIGENE ADDS ACCOMPLISHED PHARMACEUTICAL EXECUTIVE,
DR. RICHARD CHIN, TO BOARD OF DIRECTORS
— Pharma Veteran and Board Certified Internist Brings Successful Product Launch
Track Record at Elan Corporation, Genentech and Procter & Gamble Pharmaceuticals
to Waltham-Based Biotech Company —
WALTHAM, Mass. Aug 24, 2005 — OXiGENE, Inc. (NASDAQ: OXGN) (XSSE: OXGN), a leading developer of biopharmaceutical compounds to treat cancer and certain ophthalmologic diseases, announced today that Senior Vice President and Head of Global Development for Elan Corporation, plc, Richard Chin, M.D., joined its Board of Directors. Dr. Chin, a Harvard trained, Board Certified Internist, brings with him extensive drug development experience in several clinical fields including ophthalmology, dermatology and cardiology, as well as senior level experience in the areas of clinical trials, regulatory requirements and corporate collaborations. He has overseen numerous drug candidates through development, approval and launch. Among the list of Food and Drug Administration (FDA)-approved products, which Dr. Chin has launched, are TNKase™ (for myocardial infarction), Raptiva® (for psoriasis), Xolair® (for asthma), Cathflo® (for catheter clearance) and Prialt® (for pain). He was also instrumental in developing Lucentis™ (for age-related macular degeneration) at Genentech.
“Vascular disruption technology is one of the most promising therapies being investigated today for lethal and debilitating diseases, like cancer and eye diseases,” said Dr. Chin. He continued, “OXiGENE’s clinical results to date with vascular disruption compounds, in either single-agent or combination therapy, are encouraging. I am delighted to be part of the team and look forward to working with the rest of the Board and management as they navigate this very important, novel scientific field.”
As Senior Vice President and Head of Global Development for Elan Corporation, Dr. Chin has worldwide responsibility for Clinical Development, Regulatory, Biostatistics, QA/Compliance, CMC, Safety and Medical Affairs. Previously, Dr. Chin served in various clinical and scientific roles of increasing responsibility for Genentech, Inc., and ultimately served as the Head of Clinical Research for the Biotherapeutics Group. In this position, Dr. Chin oversaw approximately half of the Phase I through Phase IV clinical research trials for Genentech, including over 20 products. He led multiple projects in leadership positions, including Development Team Leader for Genentech’s anti-VEGF antibody, Lucentis, and Team Leader for Avastin™ Non-Oncology Teams. Both of these drugs are widely expected to have significant commercial revenue potential. Dr. Chin has extensive experience

Dr. Richard Chin Joins OXiGENE’s Board of Directors / 2
managing multiple corporate partnerships, including relationships with Boehringer Ingelheim, Xoma, Roche, Biogen Idec and Millennium (Cor), among others. Dr. Chin began his career at Procter & Gamble Pharmaceuticals where he served as Associate Medical Director.
Dr. Chin holds a Medical Degree from Harvard Medical School. He received a Masters and Bachelor of Arts degree in Law with honors from Oxford University, England under a Rhodes Scholarship. He graduated with a Bachelor of Arts in Biology, magna cum laude, from Harvard University. Dr. Chin is a Diplomate, American Board of Internal Medicine and is licensed to practice medicine in California. He was previously on the adjunct clinical faculty at Stanford Medical School.
“Dr. Chin is an accomplished scientist, physician and scholar who is recognized by his peers, as well as the greater academic and pharmaceutical communities, for his clinical expertise and visionary approach to science and therapeutic development,” commented Joel Citron, Chairman of the Board of Directors at OXiGENE. “Dr. Chin’s hands-on expertise advancing drug candidates from clinical trials to commercialization will be invaluable to OXiGENE as our vascular disruption candidate for the treatment of cancer and certain eye disease — CA4P — progresses towards market availability. Dr. Chin is a valuable addition to an already stellar roster of Board members and we look forward to the contributions he will make at OXiGENE.”
Dr. Chin’s appointment to OXiGENE’s Board of Directors brings to seven the total number of directors on the company’s newly expanded Board. Other directors include Fred Driscoll, President and Chief Executive Officer of OXiGENE, Arthur B. Laffer Ph.D., William N. Shiebler, Per-Olof Söderberg and J. Richard Zecher, Ph.D.
About OXiGENE, Inc.
OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
CONTACT:
OXiGENE Inc.
Susan Hager
Director of Communications
781-547-5900
shager@oxigene.com
or

Dr. Richard Chin Joins OXiGENE’s Board of Directors / 3
MacDougall BioCommunications
Chris Erdman
Vice President
508-647-0209
chris@macbiocom.com
Safe Harbor Statement
Certain statements in this news release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the timing and results of clinical development of CA4P; the therapeutic promise of the vascular disrupting mechanism; and the availability of resources to execute on critical corporate objectives over the next two years. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s Form 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
All trademarks and/or registered trademarks in this release are the property of their respective holders.
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